Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES APPOINTMENT OF NEW INDEPENDENT DIRECTOR

FRANKLIN, Tenn. (September 13, 2023) – Community Health Systems, Inc. (NYSE: CYH) today announced the appointment of retired U.S. Army Lt. Gen. Ronald L. Burgess Jr. to its Board of Directors for a term expiring at the 2024 Annual Meeting of Stockholders. Cybersecurity, national security and operational leadership have been central to Gen. Burgess’s distinguished career.

Gen. Burgess retired from the U.S. Army after 38 years of service, rising to the rank of Lieutenant General. His military career included terms as the head of the U.S. Defense Intelligence Agency and as acting Principal Deputy Director of National Intelligence where he provided advice and expertise on national security to the President of the United States, the Secretary of Defense, the Director of National Intelligence, the Chairman of the Joint Chiefs of Staff and Congressional leaders.

Gen. Burgess also serves on the advisory boards of a number of privately held companies, including in the technology and healthcare fields. He serves as a special advisor to the president of Auburn University in Auburn, Alabama, where, from 2012 through his June 2023 retirement, he served as executive vice president and as senior counsel for national security, cyber programs and military affairs, engaging on effective administrative operations, cybersecurity, and current world events and their potential impact.

“Gen. Burgess brings to the Community Health Systems board deep knowledge and perspective honed through his military career and leadership role at a major university,” said Wayne T. Smith, chairman of Community Health Systems, Inc. Board of Directors. “His experience engaging with government agencies and expertise in cybersecurity and information systems will be valuable assets to our board in their oversight of the Company’s information and data security, data privacy, and other cybersecurity programs.”

As of September 13, 2023, the Company’s board members are: Wayne T. Smith, Susan W. Brooks, Lt. Gen. Ronald L. Burgess Jr., John A. Clerico, Michael Dinkins, James S. Ely III, John A. Fry, Joseph A. Hastings, D.M.D., Tim L. Hingtgen, Elizabeth T. Hirsch, William Norris Jennings, M.D., K. Ranga Krishnan, MBBS, and H. James Williams, PhD.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company’s affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 43 distinct markets across 15 states. CHS subsidiaries own or lease 76 affiliated hospitals with approximately 13,000 beds and operate more than 1,000 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. More information about the Company can be found on its website at www.chs.net.

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Community Health Systems Announces Appointment of New Independent Director

September 13, 2023

Media Contacts:

Community Health Systems

Tomi Galin, 615-628-6607

Executive Vice President, Corporate Communications, Marketing and Public Affairs

Investor Contacts:

Community Health Systems

Kevin Hammons, 615-465-7000

President and Chief Financial Officer

Anton Hie, 615-465-7012

Vice President – Investor Relations